EXHIBIT 99.1

                                  Press Release

 Secured Data, Inc. Signs Definitive Agreement to Acquire Northwest Bio-Technic
                                  Inc. (NBTI)

        80,735,590 shares were issued to purchase the initial 30% of NBTI

Camarillo, California - (PR Newswire) - December 27, 2004 - Secured Data, Inc. (OTCBB: SCRE) announced that it has signed an Agreement and Plan of Reorganization to acquire Northwest Bio-Technic Inc. ("NBTI"), a British Virgin Islands corporation. NBTI operates through its wholly owned subsidiary, Huifeng Biochemistry Joint Stock Company ("Huifeng"), which is a joint stock company established under the laws of the People's Republic of China ("PRC") and responsible for the production and sales of plant extracts, biochemical products and pharmaceutical raw products in the PRC.

On December 20, 2004, Mr. Art Malone Jr., CEO and President of Secured Data, Inc. ("SCRE"), sold 7,229,601 shares of SCRE, which represented approximately 56.18% of the total outstanding stock of SCRE, to two individuals and resigned from all of his officer capacities, including CEO, President and CFO. Mr. Xinwen Hou was appointed as an additional member of the Board of Directors along with Mr. Malone. Immediately thereafter, SCRE entered an Agreement and Plan of Reorganization (the "Agreement") by which it initially purchased 30% of the common shares of NBTI in exchange for 80,735,590 shares of SCRE's common stock, and agreed to purchase the remaining 70% of NBTI's common shares in exchange for a promissory note convertible into 10,465,725 (post a one for eighteen reverse split) shares of SCRE's common stock.

Furthermore, The Board of Directors, effective upon Mr. Malone's resignation on December 20, 2004, appointed Mr. Jing An Wang as Chief Executive Officer and President, Mr. San Ding Tao as Chief Financial Officer, and Xinwen Hou as Secretary. Jing An Wang, San Ding Tao and Jun Qi Zhang were appointed as additional members of the SCRE's Board of Directors, subject to the 10-day period after the filing of an Information Statement pursuant to Rule 14f-1 promulgated under the Securities Exchange Act of 1934.


"Safe-Harbor" Statement Under the Private Securities Litigation Reform Act of 1995 This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Secured Data, Inc. to differ materially from those implied or expressed by such forward-looking statements. This press release speaks as of the date first set forth above and Secured Data, Inc. assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.


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